Exhibit 99
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Second Quarter Financial Results

LOWELL, MA, July 22, 2021 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended June 30, 2021 of $11.1 million, or $0.92 per diluted common share, compared to $7.3 million, or $0.61 per diluted common share, for the three months ended June 30, 2020. Net income for the six months ended June 30, 2021 amounted to $21.5 million, or $1.79 per diluted common share, compared to $11.3 million, or $0.95 per diluted common share, for the six months ended June 30, 2020.

As previously announced on July 20, 2021, the Company declared a quarterly dividend of $0.185 per common share to be paid on September 1, 2021 to shareholders of record as of August 11, 2021.

Chief Executive Officer Jack Clancy commented, “Our strong second quarter and year to date results compared to 2020 were driven primarily by a decrease in the provision for loan losses and growth in net interest income. The growth in net interest income is attributable primarily to an increase in PPP loan income and a decrease in interest expense partially offset by a decrease in non-PPP loan income. We have been a regional and national leader in PPP loan originations and PPP income was $5.6 million and $11.6 million for the quarter and year to date, compared to $2.5 million in the second quarter of 2020, when the program commenced. As experienced by many banks, our net interest income, excluding PPP loan income, has declined compared to 2020 as a result of lower interest rates and low loan growth since the pandemic began.” Mr. Clancy continued, “During the second quarter, our balance sheet figures continued to be impacted significantly by PPP related activity. PPP loans outstanding decreased $184.1 million in the second quarter primarily from $209.3 million in loans being forgiven by the SBA. Customer deposits, which we expect to decrease as customers spend down their PPP funds, increased $148.5 million as customers continued to maintain higher deposit balances.”

Executive Chairman & Founder George Duncan commented, “Our PPP efforts have been one of the most notable initiatives in our Bank’s history and has provided much needed financial support to many of our customers. We actively participated in round three of the PPP, which began in January of 2021 and ended in May of 2021. We originated 1,386 PPP loans in round three amounting to $207.8 million with an average loan size of $150 thousand. In total, since the inception of the PPP program in April 2020 we have received approval from the SBA for 4,149 PPP loans amounting to $717.2 million.”

Mr. Duncan further noted, “Regarding our branch network, planning is coming along well, and we expect to open our 27th branch in Londonderry, New Hampshire in the second quarter of 2022. We are also proceeding on schedule with our Lawrence and Lexington, Massachusetts branch relocations. In Lawrence we are moving this September to the end unit within our existing building, where we will have a drive-up window and a drive-up ATM, which we do not have now. In Lexington we anticipate moving this October to a prime location in the downtown area where we will have dedicated parking and a vestibule for a walk-up ATM and night-time deposit drop, which we do not have now.”

Net Income
Net income for the three and six months ended June 30, 2021 amounted to $11.1 million, an increase of $3.9 million, and $21.5 million, an increase of $10.2 million compared to the prior year periods. The increases were primarily attributable to an increase in net interest income and a decrease in the provision for credit losses.

Net Interest Income
Net interest income for the three and six months ended June 30, 2021 amounted to $35.3 million, an increase of $2.8 million, or 8%, and $70.0 million, an increase of $7.6 million, or 12% compared to the prior year periods.
•The increases in the current periods were due largely to PPP related SBA fee income and lower deposit interest expense, partially offset by lower non-PPP loan income and an increase in subordinated debt interest expense.
•Net interest income included PPP related SBA fee income of $5.6 million and $11.6 million for the three and six month periods of 2021 compared to $2.5 million for each of the same respective periods in the prior year.

Net Interest Margin
Tax equivalent net interest margin (“net interest margin” or “margin”) was 3.45%, 3.62%, and 3.59% for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively. Margin was 3.53% and 3.73% for the six months ended June 30, 2021 and 2020, respectively.

Margin has been negatively impacted by large interest-earning deposit balances, which consist primarily of short-term, overnight balances held at the lower-yielding Federal Reserve Bank, and to a lesser extent loan pay-downs and lower interest rates, partially offset by accelerated SBA fee income on PPP loan forgiveness.

For the three months ended June 30, 2021, March 31, 2021, and June 30, 2020:
•The average interest-earning deposit balances were $504.6 million, $279.8 million and $144.8 million.
•The average PPP loan balances, net of deferred SBA fees, were $411.9 million, $452.8 million and $367.9 million.
•Adjusted net interest margin was 3.71%, 3.68%, and 3.84%.

For the six months ended June 30, 2021 and 2020:
•The average interest-earning deposit balances were $392.8 million and $90.2 million.
•The average PPP loan balances, net of deferred SBA fees, were $432.2 million and $183.9 million.
•Adjusted net interest margin was 3.70% and 3.88%.

Provision for Credit Losses
The provision for credit losses for the three and six months ended June 30, 2021, amounted to $39 thousand, a decrease of $2.6 million, and $719 thousand, a decrease of $8.1 million, compared to the respective prior year periods.
•The current three and six-month provisions resulted primarily from core loan growth in the second quarter, partially offset by a reduction in reserves for unfunded commitments.
•The provision for the second quarter of 2021 was also impacted by a reduction in specific reserves due to pay-downs on individually evaluated loans.
•The provision in the prior year periods reflected increases in reserves related to the impact of the COVID-19 pandemic on the credit quality of the loan portfolio and an increase in reserves for individually evaluated loans.

Non-Interest Income
Non-interest income for the three and six months ended June 30, 2021, amounted to $4.8 million, an increase of $742 thousand, or 19%, and $9.1 million, an increase of $843 thousand, or 10%, compared to prior year periods.
•The increase for the current three-month period resulted primarily from increases in wealth management fees, deposit and interchange fees, gains on loan sales and other real estate owned ("OREO") income included in other income.
•The increase for the current six-month period resulted primarily from increases in wealth management fees and gains on equity investment fair values, partially offset by a decrease in loan derivative fees. The latter two items are included in other income.

Non-Interest Expense
Non-interest expense for the three and six months ended June 30, 2021, amounted to $25.2 million, an increase of $827 thousand, or 3%, and $49.8 million, an increase of $2.8 million, or 6%, compared to the prior year periods.
•The increase for the current three and six-month periods resulted primarily from the Company’s strategic initiatives including salaries and employee benefits, technology and telecommunications, and occupancy and equipment.
•The prior year salaries and employee benefits expense included additional pandemic-related expenditures, primarily in the second quarter.
•Non-interest expense for the current six months included a loss of $713 thousand which was realized during the first quarter of 2021 for the early extinguishment of $15.0 million in subordinated notes.

Adoption of CECL
In the first quarter of 2021, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments, including the current expected credit losses (“CECL”) methodology for estimating the allowance for credit losses ("ACL"). The CECL methodology requires earlier recognition of credit losses using a lifetime credit loss measurement approach that also requires the consideration of reasonable and supportable forecasts in the estimate.

The adoption of CECL resulted in the Company recording a net cumulative-effect adjustment, effective January 1, 2021, that decreased retained earnings by $6.5 million, net of $2.5 million in deferred income taxes. The ACL for loans increased by $6.6 million and the ACL for unfunded commitments (included in other liabilities) increased by $2.4 million.

Asset Quality
The ACL for loans amounted to $50.0 million, or 1.69% of total loans and 1.89% of total core loans, at June 30, 2021, compared to $44.6 million, or 1.45% of total loans and 1.69% of core loans, at December 31, 2020 and reflects the ongoing economic uncertainty from the pandemic and its impact on the credit quality of the loan portfolio. The ACL for unfunded commitments amounted to $2.3 million at June 30, 2021.

Net charge-offs for the three and six months ended June 30, 2021 amounted to $110 thousand and $1.9 million compared to $115 thousand and $112 thousand for the prior year periods. The net charge-offs for 2021 related primarily to an individually evaluated commercial real estate loan, which was fully reserved for in late 2020 and transferred to OREO in April.

Payment deferrals due to the COVID-19 remained active on 17 loans, amounting to $36.0 million, or 1.36% of total core loans, at June 30, 2021, compared to 29 loans amounting to $38.2 million, or 1.46% of total core loans, at March 31, 2021.

Non-performing assets amounted to $34.5 million or 0.83% of total core assets at June 30, 2021, compared to $38.1 million or 1.07% of total core assets at December 31, 2020, and $21.3 million or 0.60% of total core assets at June 30, 2020.
•The Company had $2.4 million in OREO at June 30, 2021, consisting of one commercial office building, and had no OREO at December 31, and June 30, 2020.
•The increase in non-performing assets at June 30, 2021, compared to June 30, 2020, was due primarily to three commercial relationships, including the OREO property, which became non-accrual in the fourth quarter of 2020 and are in industries that have been highly impacted by the pandemic.

Balance Sheet
Total assets amounted to $4.43 billion at June 30, 2021, compared to $4.01 billion at December 31, 2020, an increase of $413.7 million, or 10%. The increase related primarily to increases in customer deposits, which in turn increased the Company's total interest-earning deposits.
Total interest-earning deposits, which consists primarily of short-term, overnight balances held at the Federal Reserve Bank of Boston, amounted to $690.9 million at June 30, 2021 compared to $213.1 million at December 31, 2020. The increase related primarily to increases in customer deposits and PPP loans forgiveness.
Total loans amounted to $2.95 billion at June 30, 2021, compared to $3.07 billion at December 31, 2020, a decrease of $119.7 million, or 4%.

•As of June 30, 2021, the Company had 1,735 PPP loans outstanding with a principal balance of $309.7 million and deferred SBA fees of $9.6 million.
•During the six-month period ended June 30, 2021, PPP forgiveness amounted to $351.2 million, round three PPP originations amounted to $207.8 million and net core loan growth amounted to $23.3 million.

Customer deposits amounted to $3.89 billion at June 30, 2021, compared to $3.48 billion at December 31, 2020, an increase of $413.4 million, or 12%. Management believes the deposit growth since December 31, 2020 was due in large part to customers depositing funds received from round three PPP loan advances, government stimulus checks, and generally maintaining higher liquidity.

Wealth assets under management, which are not carried as assets on the Company's Consolidated Balance Sheets, amounted to $966.4 million at June 30, 2021, compared to $976.5 million at December 31, 2020, a decrease of $10.1 million, or 1%. The decrease resulted primarily from the departure of a large, institutional relationship, following the client's merger, partially offset by net new assets and increases in market values.

Capital Ratios
The Total Regulatory Capital and Tier 1 Capital to risk weighted asset ratios for the Company were 14.46% and 11.15%, respectively, at June 30, 2021. The Company's June 30, 2021 capital ratios have been impacted by the following since June 30, 2020:
•The Company's March 31, 2021 redemption of $15.0 million in fixed-to-floating rate subordinated notes issued in January 2015 and due in January 2030 which were classified as Tier 2 capital. Tier 1 capital was not impacted by the redemption.
•The adoption of CECL in the first quarter of 2021,which resulted in a $6.5 million deduction from capital.
•The Company’s July 2020 issuance of $60.0 million in fixed-to-floating rate subordinated notes which were classified as Tier 2 regulatory capital for the Company and did not impact the Company's Tier 1 capital ratios.
•Additionally, the Total Regulatory Capital and Tier 1 Capital ratios were positively impacted by growth in lower risk-weighted assets during the period.

About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 127 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, and trust services. The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is in the process of establishing a branch office in Londonderry, New Hampshire and anticipates that this location will open in the second quarter of 2022.

Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the ongoing COVID-19 pandemic, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Measures
Throughout this press release we have noted certain balances, ratios or other measures of the Company’s performance which exclude the impact of PPP loans, which we expect to be short-term in nature. We refer to any balance, ratio or measure that excludes PPP loans as “core.” In addition, we refer to any balance, ratio or measure that excludes PPP loans and interest-earning deposits as “adjusted.” The core and adjusted balances, ratios and measures were derived in order to provide more meaningful comparisons to prior periods as: (1) PPP loans outstanding have been originated within the last 15 months and the majority are expected to pay off during the next several quarters; and (2) growth in customer deposits and PPP loan pay-downs have led to temporarily high liquidity, carried as lower-yielding interest-earning deposits, compared to prior periods. The tables beginning on page 9 provides a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles (“GAAP”).

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	June 30, 2021	December 31, 2020	June 30, 2020
Assets
Cash and cash equivalents:
Cash and due from banks	$48,335	$40,636	$48,483
Interest-earning deposits	690,909	213,146	206,280
Total cash and cash equivalents	739,244	253,782	254,763
Investments:
Debt securities at fair value (amortized cost of $611,827, $551,191, and $476,446 respectively)	632,759	582,303	507,674
Equity securities at fair value	1,265	746	654
Total investment securities at fair value	634,024	583,049	508,328
Federal Home Loan Bank stock	2,164	1,905	2,014
Loans held for sale	1,304	371	1,477
Loans:
Total loans	2,954,189	3,073,860	3,176,142
Allowance for credit losses	(50,041)	(44,565)	(42,324)
Net loans	2,904,148	3,029,295	3,133,818
Premises and equipment, net	45,046	46,708	46,562
Lease right-of-use asset	20,550	18,439	18,737
Accrued interest receivable	14,042	16,079	16,055
Deferred income taxes, net	15,402	11,290	8,110
Bank-owned life insurance	31,631	31,363	31,079
Prepaid income taxes	1,716	2,449	616
Prepaid expenses and other assets	13,074	13,938	10,014
Goodwill	5,656	5,656	5,656
Total assets	$4,428,001	$4,014,324	$4,037,229
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Customer deposits	$3,889,619	$3,476,268	$3,573,111
Brokered deposits	75,014	74,995	74,997
Total deposits	3,964,633	3,551,263	3,648,108
Borrowed funds	8,620	4,774	4,165
Subordinated debt	58,919	73,744	14,879
Lease liability	19,726	17,539	17,829
Accrued expenses and other liabilities	35,086	30,638	34,911
Accrued interest payable	1,700	1,940	661
Total liabilities	4,088,684	3,679,898	3,720,553
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,014,933, 11,937,795, and 11,911,488 shares issued and outstanding, respectively	120	119	119
Additional paid-in capital	98,708	97,137	95,656
Retained earnings	225,529	214,977	198,965
Accumulated other comprehensive income	14,960	22,193	21,936
Total stockholders’ equity	339,317	334,426	316,676
Total liabilities and stockholders’ equity	$4,428,001	$4,014,324	$4,037,229

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Loans and loans held for sale	$33,660	$32,693	$67,310	$63,991
Investment securities	3,428	3,384	6,822	6,868
Other interest-earning assets	144	79	209	244
Total interest and dividend income	37,232	36,156	74,341	71,103
Interest expense:
Deposits	1,110	3,220	2,433	7,625
Borrowed funds	18	180	26	595
Subordinated debt	818	230	1,860	461
Total interest expense	1,946	3,630	4,319	8,681
Net interest income	35,286	32,526	70,022	62,422
Provision for credit losses	39	2,675	719	8,822
Net interest income after provision for credit losses	35,247	29,851	69,303	53,600
Non-interest income:
Wealth management fees	1,638	1,346	3,250	2,786
Deposit and interchange fees	1,651	1,506	3,257	3,197
Income on bank-owned life insurance, net	132	150	268	303
Net gains on sales of debt securities	—	—	128	100
Net gains on sales of loans	490	338	618	485
Other income	841	670	1,530	1,337
Total non-interest income	4,752	4,010	9,051	8,208
Non-interest expense:
Salaries and employee benefits	16,432	16,417	32,153	31,236
Occupancy and equipment expenses	2,416	2,082	4,797	4,258
Technology and telecommunications expenses	2,740	2,311	5,294	4,499
Advertising and public relations expenses	653	489	1,167	1,134
Audit, legal and other professional fees	577	612	1,144	1,217
Deposit insurance premiums	378	537	734	941
Supplies and postage expenses	178	226	405	473
Loss on extinguishment of subordinated debt	—	—	713	—
Other operating expenses	1,782	1,655	3,433	3,250
Total non-interest expense	25,156	24,329	49,840	47,008
Income before income taxes	14,843	9,532	28,514	14,800
Provision for income taxes	3,704	2,276	7,023	3,527
Net income	$11,139	$7,256	$21,491	$11,273

Basic earnings per common share	$0.93	$0.61	$1.79	$0.95
Diluted earnings per common share	$0.92	$0.61	$1.79	$0.95

Basic weighted average common shares outstanding	12,009,358	11,902,230	11,984,283	11,871,811
Diluted weighted average common shares outstanding	12,055,744	11,918,620	12,025,028	11,898,727

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the six months ended	At or for the year ended	At or for the six months ended
(Dollars in thousands, except per share data)	June 30, 2021	December 31, 2020	June 30, 2020
BALANCE SHEET DATA
Total assets	$4,428,001	$4,014,324	$4,037,229
Wealth assets under management	966,393	976,502	852,741
Total assets under management	$5,394,394	$4,990,826	$4,889,970

INCOME STATEMENT RATIOS (annualized)
Return on average total assets	1.03%	0.82%	0.64%
Return on average stockholders’ equity	13.09%	9.95%	7.39%
Net interest margin (tax equivalent)(1)	3.53%	3.59%	3.73%

STOCKHOLDERS' EQUITY RATIOS
Book value per common share	$28.24	$28.01	$26.59
Dividends paid per common share	$0.37	$0.70	$0.35

CAPITAL RATIOS
Total capital to risk weighted assets	14.46%	14.62%	11.80%
Tier 1 capital to risk weighted assets	11.15%	10.77%	10.03%
Tier 1 capital to average assets	7.44%	7.52%	7.57%
Common equity tier 1 capital to risk weighted assets	11.15%	10.77%	10.03%

CREDIT QUALITY DATA
Non-performing loans	$32,061	$38,050	$21,335
Non-performing assets	$34,461	$38,050	$21,335

Non-performing loans to total loans	1.09%	1.24%	0.67%
Non-performing loans to total core(2)	1.21%	1.45%	0.79%

Non-performing assets to total assets	0.78%	0.95%	0.53%
Non-performing assets to total core assets(2)	0.83%	1.07%	0.60%

Allowance for credit losses to total loans	1.69%	1.45%	1.33%
Allowance for credit losses to total core loans(2)	1.89%	1.69%	1.58%

(1)Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest-earning assets.

(2)See non-GAAP measures table below for PPP-adjusted balances referred to as core.

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

NON-GAAP MEASURES

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures and ratios we present, including PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies.

The following table summarizes the reconciliation of GAAP items to non-GAAP items related to the impact of PPP loans on total loans and assets:

(Dollars in thousands)	June 30, 2021	December 31, 2020	June 30, 2020
TOTAL CORE LOANS
Total loans (GAAP)	$2,954,189	$3,073,860	$3,176,142
Adjustment: PPP loans	(309,709)	(453,084)	(505,557)
Adjustment: Deferred PPP fees	9,627	10,014	15,398
Total core loans (non-GAAP)	$2,654,107	$2,630,790	$2,685,983

TOTAL CORE ASSETS
Total assets (GAAP)	$4,428,001	$4,014,324	$4,037,229
Adjustment: PPP loans	(309,709)	(453,084)	(505,557)
Adjustment: Deferred PPP fees	9,627	10,014	15,398
Total core assets (non-GAAP)	$4,127,919	$3,571,254	$3,547,070

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

The following table summarizes the reconciliation of GAAP items to non-GAAP items related to the impact of PPP loans and interest-earning deposits:

	Three months ended	Three months ended	Three months ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets	$4,147,580	$3,924,153	$3,681,577
Adjustment: Average PPP loans, net	(411,867)	(452,813)	(367,860)
Adjustment: Average interest-earning deposits	(504,649)	(279,796)	(144,804)
Total adjusted average interest-earning assets	$3,231,064	$3,191,544	$3,168,913

ADJUSTED NET INTEREST INCOME
Net interest income (tax equivalent)	$35,645	$35,081	$32,884
Adjustment: PPP income	(5,584)	(6,013)	(2,521)
Adjustment: Interest on interest-earning deposits	(136)	(68)	(39)
Adjusted net interest income (tax equivalent)	$29,925	$29,000	$30,324

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent)	3.45%	3.62%	3.59%
Adjustment: PPP effect(1)	(0.22)%	(0.23)%	0.09%
Adjustment: Interest-earning deposits effect(2)	0.48%	0.29%	0.16%
Adjusted net interest margin (tax equivalent)	3.71%	3.68%	3.84%

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

	Six months ended	Six months ended
(Dollars in thousands)	June 30, 2021	June 30, 2020
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets	$4,036,484	$3,404,489
Adjustment: Average PPP loans, net	(432,227)	(183,931)
Adjustment: Average interest-earning deposits	(392,844)	(90,170)
Total adjusted average interest-earning assets	$3,211,413	$3,130,388

ADJUSTED INTEREST INCOME
Net interest income (tax equivalent)(3)	$70,739	$63,140
Adjustment: PPP income	(11,597)	(2,521)
Adjustment: Interest on interest-earning deposits	(204)	(132)
Adjusted net interest income (tax equivalent)	$58,938	$60,487

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent)	3.53%	3.73%
Adjustment: PPP effect(1)	(0.22)%	0.05%
Adjustment: Interest-earning deposits effect(2)	0.39%	0.10%
Adjusted net interest margin (tax equivalent)	3.70%	3.88%

(1)PPP loan adjustments include an elimination of average PPP loans, net of deferred SBA fees, as well as interest income on PPP loans and related SBA fee accretion, included in net interest income.

(2)Interest-earning deposit adjustments include an elimination of average interest-earning deposits, as well as interest income on interest-earning deposits, included in net interest income.

(3)Six-month results reflect tax equivalent adjustments as of June 30.